Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-252517 of Huntington Bancshares Incorporated on Form S-8 of our report dated June 24, 2022, with respect to the financial statements and supplemental schedule of the TCF 401K Plan included in this Annual Report on Form 11-K for the year ended December 31, 2021.

/s/ Ary Roepcke Mulchaey, P.C.

Columbus, Ohio
June 24, 2022